Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 our report dated July 15, 2010 on the consolidated financial statements of China Yuan Hong Fire Control Group Holdings Ltd. for the years ended December 31, 2009 and 2008, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ MSCM LLP

Chartered Accountants
Licensed Public Accountants
Toronto, Ontario, Canada.
August 13, 2010